Exhibit 99.1

OP Bancorp Completes Initial Public Offering

LOS ANGELES, CALIFORNIA (March 29, 2018) – OP Bancorp (Nasdaq: OPBK) today announced that in connection with its initial public offering of 2,000,000 shares of common stock, no par value, at a price to the public of $11.00 per share, Keefe, Bruyette & Woods, Inc., A Stifel Company, as representative of the underwriters in the offering, exercised the over-allotment option to purchase an additional 300,000 shares. The aggregate offering of 2,300,000 shares was closed on March 29, 2018 for net proceeds to OP Bancorp of $22.6 million after deducting underwriting discounts and commissions and estimated offering expenses.

The offering is only by means of a prospectus. Copies of the prospectus related to the offering may be obtained from Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by calling (800) 966-1559; or from D.A. Davidson & Co., 8 Third Street North, Great Falls, MT 59401, Attention: Equity Syndicate or by calling (800) 332-5915.

The SEC declared the registration statement relating to these securities effective on March 27, 2018. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About OP Bancorp

OP Bancorp is the holding company for Open Bank, is a California corporation (the “Bank”). The Bank is engaged in the general commercial banking business in Los Angeles and Orange Counties and is focused on serving the banking needs of small- and medium-sized businesses, professionals, and residents with a particular emphasis on Korean and other ethnic minority communities. The Bank currently operates with seven full branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Gardena and Buena Park. The Bank also has three loan production offices in Seattle, Washington, Dallas, Texas, and Atlanta, Georgia. The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010. Its headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone 213.892.9999; www.myopenbank.com Member FDIC, Equal Housing Lender.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as ‘‘may,’’ ‘‘could,’’ ‘‘should,’’ ‘‘will,’’ ‘‘would,’’ ‘‘believe,’’ ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘aim,’’ ‘‘intend,’’ ‘‘plan,’’ or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.

Contact:

Investor Relations

OP Bancorp

Christine Oh

EVP & CFO

213-892-1192

christine.oh@myopenbank.com